UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 19, 2013
(Date of earliest event reported)

GATEWAY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-6404 (Commission File Number)	44-0651207 (I.R.S. Employer Identification Number)

1415 Louisiana, Suite 4100, Houston, Texas 77001
(Address of principal executive offices, including zip code)

(713) 336-0844
(Registrant's telephone number, including area code)

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers

On February 19, 2013, the Board of Directors of Gateway Energy Corporation (the “Company”) appointed William H. Bauch as a director effective immediately.  Mr. Bauch was appointed by GreyCap Energy LLC (“GreyCap”) pursuant to the Subscription Agreement, dated February 7, 2013 (the “Subscription Agreement”), between the Company and GreyCap, as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2013.  Pursuant to the terms of the Subscription Agreement, Mr. Bauch will serve on the Company’s Board of Directors through the date of the Company’s 2013 annual meeting of stockholders, or until a successor is duly elected and qualified.  In addition, the Company is required to use its reasonable best efforts to cause the Mr. Bauch to be nominated to stand for election at the 2013 annual meeting of stockholders.

Mr. Bauch was also appointed to serve with John A. Raasch and Perin Greg deGeurin on a special committee formed by the Board of Directors on October 11, 2012 (the “Second Special Committee”) and disclosed in the Company’s Form 8-K filed on October 16, 2012.  The Second Special Committee was formed in order to explore and evaluate alternatives available to reduce the cost burdens of being a publicly traded company, including whether to terminate its registration under the Securities Exchange Act of 1934, and to evaluate other alternatives, including conversion into a limited liability company, which the Company expects would provide it with greater access to capital in order to meet its present and future business needs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEWAY ENERGY CORPORATION

By:      /s/ Frederick M. Pevow
Frederick M. Pevow, Jr., President and
Chief Executive Officer

Date:  February 25, 2013